Exhibit 99.1

~RTW Receives Continued Listing Standard Notice from the NYSE~

~Company Intends to Restore Compliance~

FINAL: FOR RELEASE

New York, NY – January 10, 2020 – RTW Retailwinds, Inc. [NYSE:RTW], an omni-channel specialty apparel retail platform for powerful celebrity and consumer brands, today announced that on January 8, 2020, the Company received notice (the “Notice”) from the New York Stock Exchange (“NYSE”) that the average closing price of the Company’s common stock over a consecutive 30 trading-day period had fallen below $1.00 per share, which is the minimum price required by the NYSE under Section 802.01C of the NYSE Listed Company Manual.

The Company plans to notify the NYSE by January 23, 2020 that it intends to cure the deficiency and return to compliance with NYSE continued listing requirements. Under the NYSE rules, the Company can cure this deficiency if, during the six-month period following receipt of the Notice, on the last trading-day of any calendar month, the Company’s common stock has a closing share price of at least $1.00 and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

The Company intends to consider available alternatives, including but not limited to, a reverse stock split, which would require the approval of a majority of the Company’s stockholders no later than its next annual shareholders’ meeting.

Pursuant to NYSE rules, the Company’s common stock will continue to be listed and traded on the NYSE during the cure periods outlined above, subject to the Company’s compliance with other applicable continued listing requirements. The current noncompliance with the standards described above does not affect the Company’s ongoing business operations or its reporting requirements with the Securities and Exchange Commission, nor does it trigger any violation of its asset-based credit facility or other obligations.

About RTW Retailwinds

RTW Retailwinds, Inc. (together with its subsidiaries, the "Company") is a specialty women's omni-channel retailer with a powerful multi-brand lifestyle platform providing curated fashion solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 412 retail and outlet locations in 35 states while also growing a substantial eCommerce business. The Company's portfolio includes branded merchandise from New York & Company, Fashion to Figure, and Happy x Nature, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. The Company's branded merchandise is sold exclusively at its retail locations and online at www.nyandcompany.com, www.fashiontofigure.com, www.happyxnature.com, and through its rental subscription businesses at www.nyandcompanycloset.com and www.fashiontofigurecloset.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company's website: www.nyandcompany.com.

Investor Relations Contact:

ICR, Inc.

(203) 682-8200

Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, are subject to various risks and uncertainties that could cause actual results to differ materially. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.